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                                                                     Exhibit 2.3

                      Marathon Fund Limited Partnership IV
                       c/o Goldner Hawn Johnson & Morrison
                             5250 Wells Fargo Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402
                                       and
                            BancBoston Ventures Inc.
                         175 Federal Street, 10th Floor
                                Boston, MA 02110

                                  June 12, 2003

VI Acquisition Corp.
c/o Wind Point Partners
676 North Michigan Avenue
Chicago, Illinois 60611

      Re:   Interest Rate Swap Amount; Cash and Outstanding Checks

Gentlemen:

      Reference is hereby made to the Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of April 15, 2003, among Midway Investors Holdings Inc., a Delaware corporation (the "Company"), VI Acquisition Corp., a Delaware corporation (the "Buyer"), and the shareholders, optionholders and warrantholders of the Company. Capitalized terms used herein without definition shall have the meanings specified for such terms in the Stock Purchase Agreement.

      Pursuant to Section 1.2(a) of the Stock Purchase Agreement, the calculation of the Closing Purchase Price includes a deduction of the aggregate amount of all Indebtedness of the Company and its Subsidiaries outstanding as of the Closing and an increase equal to the Net Cash Amount as of the Closing. Pursuant to Section 7.5 of the Stock Purchase Agreement, the Certificate of Indebtedness and Net Cash to be delivered by the Company at the Closing will include a certification of the amount of outstanding Indebtedness and Net Cash Amount of the Company and its Subsidiaries as of the Closing Date.

      The Company, the Buyer and the Seller Representatives hereby agree that notwithstanding anything to the contrary contained in the Stock Purchase Agreement, the Seller Representatives and the Company shall be permitted to use an estimated amount of (a) the obligations of the Company and its Subsidiaries under their interest rate swap agreements (based on the payoff amount for such obligations as of the last business day preceding the Closing Date) for purposes of calculating Indebtedness of the Company and its Subsidiaries as of the Closing

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Date and calculating the Closing Purchase Price and (b) the aggregate amount of the Company's and each of its Subsidiaries' cash and cash equivalents on hand or in bank accounts as of such date and the aggregate amount of outstanding and unpaid checks issued by the Company and each of its Subsidiaries as of such date for purposes of calculating the Net Cash Amount and calculating the Closing Purchase Price. In the event that the actual amount of (a) such obligations under the interest rate swap agreements is greater or less than such estimated amount or (b) such cash and cash equivalents and outstanding and unpaid checks is greater or less than such estimated amount, then in connection with the determination of the Final Closing Date Net Working Capital, the Seller Representatives and the Buyer will make an appropriate adjustment and payment to reflect the Closing Purchase Price that would have resulted from using such actual amount in lieu of such estimated amount. Such adjustments will be made at the same time, in the same manner, with the same procedures and the same payment mechanisms as those used in connection with the determination of the Final Closing Date Net Working Capital, including, without limitation, those set forth in Sections 1.2(c) and 1.5 of the Stock Purchase Agreement.

                   [Balance of Page Intentionally Left Blank]

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      Please indicate your agreement to the foregoing by signing and returning to the undersigned an original counterpart of this letter.

                                     Very truly yours,

                                     MIDWAY INVESTORS HOLDINGS INC.

                                     By: /s/ Michael T. Sweeney
                                         -------------------------------------
                                         Michael T. Sweeney
                                         President

                                     MARATHON FUND LIMITED PARTNERSHIP IV,
                                     as Seller Representative

                                     By: Miltiades LLC, its Sole General Partner

                                     By: /s/ Michael T. Sweeney
                                         -------------------------------------
                                         Michael T. Sweeney
                                         Authorized Member

                                     BANCBOSTON VENTURES INC.,
                                     as Seller Representative

                                     By: /s/ Richard Meringolo
                                         -------------------------------------
                                         Richard Meringolo
                                         Managing Director

The undersigned hereby acknowledges and agrees to the foregoing as of the date first above written.

                                     VI ACQUISITION CORP.

                                     By: /s/ Michael J. Solot
                                         -------------------------------------
                                     Name: Michael J. Solot
                                     Title: President